Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”), dated as of October 4, 2011, is entered into by and between Integrated BioPharma, Inc. (the “Company”) and Imperium Advisers, LLC, in its capacity as collateral agent (in such capacity, “Collateral Agent”) for Investors (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to the (1) Amended and Restated Securities Purchase Agreement, dated as of February 21, 2008, by and between the investors from time to time party thereto (collectively, “Investors”) and the Company (as amended, the “Securities Purchase Agreement”) and (2) other Transaction Documents (as defined in the Securities Purchase Agreement), the Company sold the Notes (as defined in the Securities Purchase Agreement) to Investors and granted to Collateral Agent, for the benefit of Investors, security interests in and liens upon substantially all the Company’s assets, including, without limitation, the Transferred iBio Stock (as defined below);

WHEREAS, as of the date hereof, certain Events of Default have occurred and are continuing under the Transaction Documents including the failure to repay the principal obligations which are due and payable as of the date hereof  (the “Specified Defaults”); and

WHEREAS, the Company has requested that Collateral Agent forbear from exercising its rights and remedies due to the occurrence of such Specified Defaults, and Collateral Agent is willing to agree to such request subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1.	DEFINITIONS.

1.1 Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below and the Transaction Documents shall be deemed and are hereby amended to include, in addition to and not in limitation of all other definitions, each of the following definitions:

(a) “CDS Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated as of February 21, 2008, by and between CD Financial, LLC and Collateral Agent, on behalf of Investors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b) “Forbearance Agreement” shall mean the Forbearance Agreement, dated as of October 4, 2011, by and between the Company and Collateral Agent, as the same now exists or may hereafter be amended, modified, extended, renewed restated or replaced.

(c) “Forbearance Termination Date” shall mean the earlier to occur of (i) December 31, 2011 (ii) the date the Company fails to comply with the covenants, conditions and agreements contained in this Agreement, (iii) the date of the occurrence of any Event of Default other than the Specified Defaults or (iv) the date that the Obligations are paid in full in cash and all other obligations under the Transaction Documents are satisfied.

(d) “Net Proceeds” shall mean the aggregate proceeds received by Collateral Agent from any sale or other disposition of the Transferred iBio Stock less all reasonable fees and out of pocket expenses payable in connection with such sale or other disposition, including brokerage fees.

(e)  “Transferred iBio Stock” shall mean 1,266,706 shares of the common stock of iBio, Inc. represented by Certificate Number IBP 38.

1.2 Interpretation.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Transaction Documents.

SECTION 2.	ACKNOWLEDGMENTS.

2.1 Acknowledgment of Obligations.  The Company hereby acknowledges confirms and agrees that, as of the close of business on September 30, 2011, the aggregate outstanding principal amount of the Notes (including accrued and accreted interest) is $7,805,000 (the “Unpaid Principal Obligations”) and that such amount, together with all interest accrued and accruing thereon after September 30, 2011 at the non-default rate, and all fees, costs, expenses and other charges now or hereafter payable by the Company to Investors and Collateral Agent under the Transaction Documents (all of the foregoing collectively referred to as the “Obligations”), is unconditionally owing by the Company to Investors and Collateral Agent without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2 Acknowledgment of Security Interests.  The Company hereby acknowledges, confirms and agree that, since February 21, 2008, the Collateral Agent, for itself and the benefit of Investors, has and shall continue to have valid, enforceable and perfected liens upon and security interests in the Collateral, including, without limitation, the Transferred iBio Stock, and all other assets and properties of the Company upon or in which Collateral Agent, for the benefit of Investors, has been granted or holds a lien or security interest.

2.3 Binding Effect of Documents.  The Company hereby acknowledges, confirms and agrees that: (a) each of the Transaction Documents to which it is a party has been duly executed and delivered to Investors and/or Collateral Agent by the Company and is in full force and effect as of the date hereof, (b) the agreements and obligations of the Company contained in such Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof, and the Company has no valid defense to the enforcement of such obligations, and (c) Collateral Agent and Investors are and shall be entitled to the rights, remedies and benefits provided for in the Transaction Documents.

SECTION 3.	FORBEARANCE AS TO CERTAIN EVENTS OF DEFAULT.

3.1 Acknowledgment of Specified Defaults.  The Company hereby acknowledges and agrees that the Specified Defaults (a) have occurred and are continuing, (b) constitute Events of Default under the Transaction Documents and (c) in the absence of this Agreement, entitles Collateral Agent and Investors to exercise their rights and remedies under the Transaction Documents, applicable law and otherwise.  Collateral Agent and Investors have not waived, presently do not intend to waive and may never waive the Specified Defaults, and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver.  The Company hereby acknowledges and agrees that Collateral Agent and Investors have, absent this Agreement, the right to declare the Notes, and all other liabilities and indebtedness owing by the Company to Collateral Agent and Investors under the Transaction Documents, to be immediately due and payable under the terms of the Transaction Documents.

3.2 Forbearance.

(a) In reliance upon the representations, warranties and covenants of the Company contained in this Agreement, and subject to the terms and conditions of this Agreement, Collateral Agent and Investors agree until the Forbearance Termination Date, to forbear from exercising their rights and remedies under the Transaction Documents or applicable law due to the occurrence of the Specified Defaults.

(b) The Company agrees that all of the Obligations shall, if not sooner paid in accordance with the Transaction Documents, be absolutely and unconditionally due and payable in full in cash by the Company to Collateral Agent and Investors on the Forbearance Termination Date.

(c) Upon the Forbearance Termination Date, the agreement of Collateral Agent and Investors to forbear with respect to the Specified Defaults shall automatically and without further action terminate and be of no force and effect, it being understood and agreed that the effect of such termination will be to permit Collateral Agent and Investors to immediately exercise, without any further notice or forbearance of any kind, all of their rights and remedies under the Transaction Documents, applicable law or otherwise with respect to the Specified Defaults or any other Event of Default which shall exist or shall have occurred and be continuing at such time.

(d)   No termination of the Transaction Documents shall relieve or discharge the Company of its duties, covenants and obligations under the Transaction Documents until all Obligations have been indefeasibly paid and satisfied in full in immediately available funds on terms and conditions acceptable to Collateral Agent.  The Company hereby expressly waives any right to receive notification under Section 9-611 of the UCC after the Forbearance Termination Date or otherwise of any disposition of any Collateral by Collateral Agent or its designee, and waives any rights under Sections 9-620(e) and 9-623 of the UCC after the Forbearance Termination Date.

SECTION 4.	RESTRICTED PAYMENTS.

Notwithstanding anything to the contrary in the Transaction Documents, in the CDS Intercreditor Agreement or otherwise, the Company shall not, prior to the payment in full of all Obligations to Investors, make any (a) principal payments in respect of the CDS Debt (as defined in the CDS Intercreditor Agreement), (b) past due rental or lease payments under the Company’s lease obligations to The Vitamin Realty Company ($685,985.61 as of September 30, 2011), or (c) any rental or lease payments, including any past due rental or lease payments, in respect of any other personal or real property leased or rented by the Company or any of its Subsidiaries from E. Gerald Kay or any family member of E. Gerald Kay; provided, that, so long as no Event of Default (other than the Specified Defaults) exists and is continuing, the Company shall be permitted to make interest payments (on a pre-default, non-accelerated basis) in respect of the CDS Debt and make current rental or lease payments  under the Company’s lease obligations to The Vitamin Realty Company.  If an Event of Default (other than the Specified Defaults) exists and is continuing, the Company shall not be permitted to make any interest payments (on a pre-default, non-accelerated basis) in respect of the CDS Debt or make any current rental or lease payments  under the Company’s lease obligations to The Vitamin Realty Company.  The Company acknowledges, confirms and agrees that any breach by the Company of this Section 4 shall constitute an Event of Default under this Agreement and the Transaction Documents.

SECTION 5.	IBIO STOCK.

5.1 Representation and Warranty.  The Company represents and warrants to Collateral Agent and Investors that the Transferred iBio Stock is directly owned by the Company, free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest other than the security interest in favor of Collateral Agent and CDS (as defined in the CDS Intercreditor Agreement).

5.2 Transfer of the Transferred iBio Stock.  As a result of the occurrence of the Specified Defaults, and in order to induce Collateral Agent to enter into this Agreement and forbear from exercising its rights and remedies in accordance with the terms hereof, the Company has delivered to Collateral Agent the Transferred iBio Stock.

5.3 Sale of the Transferred iBio Stock .  Notwithstanding anything to the contrary contained herein, Company hereby acknowledges, confirms and agrees that Collateral Agent, as a secured creditor, may sell the Transferred iBio Stock as soon as commercially reasonable (the “Stock Liquidation”); provided, that, (a) Collateral Agent and Investors shall not have any duty or liability to the Company or any other person with respect to the timing or manner of the sale, liquidation or other disposition of such Transferred iBio Stock, or as to the price obtained for the Transferred iBio Stock, other than performing such sale in a commercially reasonable manner and (b) the Company hereby acknowledges, confirms and agrees that the sale of the Transferred iBio Stock shall be under the exclusive control of Collateral Agent and waives, and releases Collateral Agent, Investors or any agent from all claims and liabilities arising out of the sale, liquidation or other disposition by Collateral Agent or its agent of the Transferred iBio Stock, other than failure to perform such sale in a commercially reasonable manner.  The Collateral Agent hereby agrees to provide the Company with written notice of any sales of the Transferred iBio Stock within two (2) Business Days of each such sale, such notice(s) to include the amount of such stock sold and the total sales price received.

5.4 Application of Net Proceeds.  The Company hereby acknowledges, confirms and agrees that the Net Proceeds from the sale of the Transferred iBio Stock shall be applied first, against the Unpaid Principal Obligations and second, to any remaining Obligations.

SECTION 6.	FORBEARANCE AND AMENDMENT FEE.

In addition to all other fees and expenses payable by the Company to Collateral Agent and Investors under the Transaction Documents, and in consideration of the agreements set forth in this Agreement, the Company shall pay to Collateral Agent, for the ratable benefit of Investors, a fee equal to $1,000,000 (the “Forbearance Fee”).  The Forbearance Fee shall be fully earned and shall be payable on the close of business on December 31, 2011 and only if the Obligations have not been paid in full prior to December 31, 2011.

SECTION 7.	REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the continuing covenants and agreements at any time made by the Company to Collateral Agent and Investors pursuant to the Transaction Documents, the Company hereby jointly and severally represent, warrant and covenant with and to Collateral Agent and Investors as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof):

7.1 Authorization, Execution and Delivery.  This Agreement has been duly authorized, executed and delivered by all necessary action on the part of the Company, and the agreements and obligations of the Company contained herein constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms;

7.2 Accuracy of Existing Representations and Warranties.  All of the material representations and warranties set forth in the Transaction Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

7.3 Retention of Investment Banker.  On or prior to the tenth (10th) Business Day after the Effective Date, the Company, at its sole cost and expense, shall engage an investment banker reasonably acceptable to the Collateral Agent, for the purpose of working with and assisting the Company to sell certain assets of the Company, including the branded proprietary nutraceutical product line (See Note 3 of the Company’s financial statements - Discontinued Operations - as of March 31, 2011 as filed with the Securities Exchange Commission on May 17, 2011 on Form 10Q), and the Stock Liquidation.  The Company shall provide such person with full cooperation and in connection therewith, the Company authorizes such person to provide Collateral Agent with such information regarding the sale process as Collateral Agent may request, including the names of all prospective purchasers, the terms of any offers and such other information as Collateral Agent may deem appropriate.  In addition, Collateral Agent shall be authorized to participate with the Company and such person in connection with any and all negotiations relating to any such sale.

SECTION 8.	RELEASE AND COVENANT NOT TO SUE.

8.1 Release.

(a) In consideration of the agreements of Collateral Agent and Investors contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its subsidiaries, and its and their successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Collateral Agent and Investors, the respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Collateral Agent, Investors and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Company or any of its subsidiaries, or its or their successors, assigns or other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, in connection with the Transaction Documents, as amended and supplemented through the date hereof.

(b) The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

8.2 Covenant Not to Sue.  The Company, on behalf of itself and its subsidiaries, and its and their successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with each Releasee that neither the Company nor its subsidiaries will sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged pursuant to Section 8.1(a) above.  If the Company or any of its subsidiaries violates the foregoing covenant, the Company agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

SECTION 9.	CONDITIONS TO EFFECTIVENESS

The effectiveness of the forbearance made pursuant to this Agreement shall be subject to the receipt by Collateral Agent of an original (or electronic copy) of this Agreement, duly authorized, executed and delivered by the Company, and as to Section 4 above, acknowledged and agreed to by CD Financial, LLC, The Vitamin Realty Company and E. Gerald Kay, and shall be effective upon the latest date indicated on the signature page hereto under such parties’ signature (the “Effective Date”).

SECTION 10.	Provisions of General Application

10.1 Effect of this Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects the Transaction Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the Effective Date.  To the extent of conflict between the terms of this Agreement and the other Transaction Documents, the terms of this Agreement shall control.

10.2 Binding Agreement; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of Collateral Agent, Investors, the Company and their respective successors and assigns.  This Agreement is solely for the benefit of Collateral Agent, Investors, the Company and their respective successors and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

10.3 Costs and Expenses.  In addition to all other fees and expenses payable by the Company to Collateral Agent and Investors under the Transaction Documents, the Company shall reimburse Collateral Agent and Investors for all costs and expenses, including legal fees and expenses, incurred by Collateral Agent and Investors in the structuring, negotiation, arrangement or preparation of this Agreement and the agreements, documents and/or instruments to be executed in connection herewith or contemplated hereby.  Such fees and expenses shall be added to the Obligations and shall be payable in accordance with the terms hereof.

10.4 Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.  In addition, the Company shall keep Collateral Agent advised of its efforts to sell the Company or any of its divisions and, upon the request of Collateral Agent, agrees to permit Collateral Agent or its representative to be involved in any such sale process.

10.5 Governing Law.  The validity, interpretation and enforcement of this Agreement whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

10.6 Waiver of Jury Trial.  Each of the undersigned hereby irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under this agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this agreement or the transactions contemplated hereby, in each instance whether now existing or hereafter arising and whether in contract, tort, equity or otherwise.

10.7 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the day and year first above written.

COLLATERAL AGENT
IMPERIUM ADVISERS, LLC, as Collateral Agent on behalf of itself and Investors By: /s/John Michaelson Name: John Michaelson Title: Manager Dated: October 4, 2011
COMPANY
INTEGRATED BIOPHARMA, INC. By: /s/ E. Gerald Kay Name: E. Gerald Kay Title: Chief Executive Officer Dated: October 4, 2011

The terms and conditions of Section 4 of this Agreement are hereby acknowledged, confirmed and agreed to by each of the following:
CD FINANCIAL, LLC By: /s/William H. Milmoe Name: W. H. Milmoe Title: Manager Dated: October 4, 2011
/s/ E. Gerald Kay E. GERALD KAY Dated: October 4, 2011
THE VITAMIN REALTY COMPANY By: /s/ E. Gerald Kay Name: E. Gerald Kay Title: Manager Dated: October 4, 2011